Exhibit 21.1

AdMax Media Inc., a Nevada corporation
Lenco Mobile USA, Inc., a Nevada corporation
Lenco International, Ltd., a British Virgin Islands company
Lenco Technology Group Ltd., a British Virgin Islands company
Capital Supreme (Pty) Ltd., a South African corporation doing business as Multimedia Solutions